Exhibit 10.1

STOCKHOLDERS AGREEMENT
STOCKHOLDERS AGREEMENT, dated as of September, 21, 2018 (this “Agreement”), among (a) Medici Ventures, Inc., a Delaware corporation (“Medici”) and (c) Patrick Byrne (“Byrne”) and (d) Medici Land Governance, Inc., a Delaware public benefit corporation (the “Company”). Each of Medici and Byrne may be referred to herein as a “Stockholder” and, together with any other stockholders of the Company currently parties, or who become parties, to this Agreement, as the “Stockholders.”
RECITALS
A.    As of the date hereof, (a) Medici has been issued 510,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), in consideration of (i) $8,800,000 of value contributed to the Company on or before the date hereof, constituting 57% of the outstanding shares of capital stock of the Company, and (b) Byrne has been issued 390,000 shares of Common Stock, in consideration of $6,700,000 contributed to the Company on or before the date hereof, constituting 43% of the outstanding shares of capital stock of the Company. All such issued and outstanding shares of Common Stock, together with any other shares of capital stock legally or beneficially owned by a party to this Agreement, are referred to in this Agreement as the “Shares.”
B.    The Stockholders desire to promote the interests of the Company and their mutual interests by setting forth certain rights, restrictions, and obligations in connection with the management, ownership and operation of the Company and the manner in which the Shares shall be held and disposed of, all as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
ARTICLE I

TRANSFERS OF SHARES

1.1    Restriction on Transfers, Generally. (a) Each of the Stockholders hereby agrees that it may not sell, transfer, pledge, hypothecate, assign or otherwise in any manner dispose of or encumber (each such act being referred to as a “Transfer”) any of its Securities (as defined below), in whole or in part, except in accordance with the terms and conditions set forth in this Article I. Any transfer or purported Transfer by a Stockholder of any of its Securities (or portion thereof) not made in accordance with this Article I shall be null and void. “Securities” means any Shares or any other securities representing the right to acquire upon exercise, whether or not for additional consideration, shares of any class or series of capital stock of the Company.

(b)    Notwithstanding any other provision of this Agreement and except as set forth in Section 4.2, a Stockholder may, at any time and from time to time, Transfer all or any part of its Securities upon the prior written approval of all other Stockholders.

1.2    Conditions to Any Transfer. Without limitation of the provisions of this Article I:

(a)the Company shall not register any Securities for Transfer or register any proposed transferee as the legal or beneficial owner of Securities, unless the issuance or Transfer is in compliance with this Agreement and all applicable federal and state securities laws, as determined by counsel for the Company; and

(b)no Transfer of all or any part of any Securities shall be permitted hereunder unless the proposed transferee, if not already a party to this Agreement, shall have become such by executing and delivering to the Company such documents, if any, as the Company may require in its reasonable discretion, to evidence the transferee’s (i) acceptance of all the terms and conditions of this Agreement, (ii) authority to enter into this Agreement, and (iii) agreement to the consents and waivers contained herein, and upon such execution and delivery and satisfaction of the other terms and conditions of this Article I, the transferee, will become a Stockholder.

1.3    Right of First Refusal. (a) If at any time a Stockholder (such Stockholder, a “Transferring Stockholder”) receives a bona fide offer from any Third Party Purchaser (as defined below) to purchase all or any portion of the Securities (the “ROFR Securities”) owned by the Transferring Stockholder and the Transferring Stockholder desires to Transfer the ROFR Securities, then the Transferring Stockholder must first offer the ROFR Securities to the Company (the “Company ROFR Rightholder”) and then to each other Stockholder (the “Other ROFR Rightholders” and together with the Company ROFR Rightholder, the “ROFR Rightholders”) in accordance with the provisions of this Section 1.3. A “Third Party Purchaser” shall mean any Person (as defined below) who, (i) immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Securities or (ii) is not an affiliate of the Stockholder. A “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(b)    The Transferring Stockholder shall, within five Business Days (as defined below) of receipt of the offer from the Third Party Purchaser, give written notice (the “Transferring Stockholder Notice”) to the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying: (1) the number of ROFR Securities to be Transferred by the Transferring Stockholder; (2) the identity of the Third Party Purchaser; (3) the purchase price for each ROFR Security (which for the avoidance of doubt shall be payable solely in cash) and the other material terms and conditions of the Transfer; and (4) the proposed date, time and location of the closing of the Transfer, which shall not be less than 20 Business Days from the date of the Transferring Stockholder Notice. The Transferring Stockholder Notice shall constitute the Transferring Stockholder’s offer to Transfer the ROFR Securities to the ROFR Rightholders in consideration for the Aggregate ROFR Price (as defined below), which offer shall be irrevocable until the end of the applicable notice period in this Section 1.3(d) and 1.3(e). “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The “Aggregate ROFR Price” payable by any ROFR Rightholder shall be the applicable purchase price set forth in the Transferring Stockholder Notice, multiplied by the number of such ROFR Securities such ROFR Rightholder is acquiring hereunder.

(c)By delivering the Transferring Stockholder Notice, the Transferring Stockholder represents and warrants to each ROFR Rightholder that: (i) the Transferring Stockholder has full right, title and interest in and to the ROFR Securities; (ii) the Transferring Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such ROFR Securities as contemplated by this Section 1.3; and (iii) the ROFR Securities are free and clear of any and all liens, claims, encumbrances, restrictions, charges, options, warrants or rights, other than those arising as a result of or under the terms of this Agreement (“Liens”).

(d)Upon receipt of the Transferring Stockholder Notice, the Company shall have ten Business Days (the “Company ROFR Notice Period”) to elect to purchase all or part of the ROFR Securities by delivering a written notice (the “Company ROFR Response Notice”) to the Transferring Stockholder and the Other ROFR Rightholders stating that it offers to purchase such number of ROFR Securities on the terms specified in the Transferring Stockholder Notice.

(e)In the event the Company does not elect to purchase all the ROFR Securities, then the Stockholders shall, on a pro-rata basis, in accordance with their percentage ownership interest relative to all other interested Stockholders, have the next option to purchase all or part of the ROFR Securities not being purchased by the Company by delivery of written notice (an “Other ROFR Response Notice” and together with Company ROFR Response Notice, “ROFR Response Notice”) to the Transferring Stockholder stating (i) the number of ROFR Securities it is electing to purchase and (ii) that its offer to purchase such ROFR Securities is on the terms specified in the Transferring Stockholder Notice within ten Business Days after the earlier of (x) the expiration of the Company ROFR Notice Period, or (y) receipt of written notice from the Company that it has waived its intention to purchase the ROFR Securities (“Stockholder ROFR Notice Period”).

(f)Any ROFR Response Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder, other than the Company, delivers a ROFR Response Notice, each such ROFR Rightholder (the “ROFR Purchasing Stockholder”) shall be allocated the number of shares equal to the product of (x) the total number of ROFR Securities being purchased by the Stockholders and (y) a fraction determined by dividing (A) the number of Common Stock owned (on a fully diluted basis) by such ROFR Purchasing Stockholder as of the date of the Transferring Stockholder Notice, by (B) the total number of Common Stock owned (on a fully diluted basis) by all of the ROFR Purchasing Stockholders as of such date.

(g)Notwithstanding the foregoing, the ROFR Rightholders shall have the right to purchase the ROFR Securities pursuant to this Section 1.3, and the Transferring Stockholder shall have the obligation to sell the ROFR Securities to the ROFR Rightholders pursuant to this Section 1.3, only if, after giving effect to all elections made under this Section 1.3, no less than all of the ROFR Securities will be purchased by the applicable ROFR Rightholders.

(h)Each ROFR Rightholder that does not deliver a ROFR Response Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the ROFR Securities under this Section 1.3 with respect to the applicable Transferring Stockholder Notice.

(i)If no ROFR Rightholder delivers a ROFR Response Notice in accordance with Section 1.3(d), the Transferring Stockholder may, during the 60 Business Day period immediately following the expiration of the later of (i) the Company ROFR Notice Period or (ii) the Stockholder ROFR Notice Period (“Transfer Period”), which period may be extended for a reasonable time not to exceed 15 Business Days to the extent reasonably necessary to obtain any government approvals (the “Waived ROFR Transfer Period”), Transfer all of the ROFR Securities to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Transferring Stockholder Notice. If the Transferring Stockholder does not Transfer the ROFR Securities within such Transfer Period or, if applicable, such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the ROFR Securities shall not be Transferred to the Third Party Purchaser unless the Transferring Stockholder sends a new Transferring Stockholder Notice in accordance with, and otherwise complies with, this Section 1.3.

(j)Each Stockholder and the Company, as reasonably requested by the other Stockholders or the Company, shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 1.3, including entering into agreements and delivering certificates and instruments and consents.

(k)At the closing of any Transfer pursuant to this Section 1.3, the Transferring Stockholder shall deliver to the ROFR Purchasing Stockholders, and the Company, if applicable, the certificate or certificates representing the ROFR Securities to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such ROFR Purchasing Stockholders or the Company, as the case may be, by certified or official bank check or by wire transfer of immediately available funds.

1.4    Death or Incapacity of Stockholder. (a) In the event of the death, Disability (as defined below) or retirement of a Stockholder (such event, an “Incapacity” and such Stockholder, an “Incapacitated Stockholder”), all of the Securities owned by such Stockholder shall be subject to purchase by the Company pursuant to the terms and conditions set forth in this Section 1.4 (the “Company Incapacity Purchase Option”). “Disability” means a Person's medically determinable mental incompetence or physical disability or incapacity as determined by a court of competent jurisdiction or a qualified physician or as otherwise judicially or administratively determined, which, with respect to such disability, results in such Person being unable to perform substantially all of his usual and customary duties for a period of 24 consecutive weeks or for shorter periods aggregating 36 weeks during any 52 week period.

(b)    Primary Option to Purchase Upon Death or Incapacity of Stockholder. The Company may elect to purchase all, but not less than all, of the Securities of such Incapacitated Stockholder subject to the Company Incapacity Purchase Option by delivery of written notice (the “Company Incapacity Purchase Notice”) to such Stockholder (or his or her estate), with a copy to each other Stockholder, within ninety (90) days after its receipt of notice, or otherwise becomes aware, of the Incapacity (the date upon which such ninety (90) day period expires is referred to herein as the “Incapacity Determination Date”). The Company Incapacity Purchase Notice shall set forth the number of the Securities to be acquired from such Stockholder (or his or her estate). If the Company elects to exercise the Company Incapacity Purchase Option, such Incapacitated Stockholder shall sell to the Company all of the Securities owned by such Stockholder, and the Incapacity Price (as defined below) shall be paid to such Stockholder (or his or her estate) as hereinafter provided.

(c)    Secondary Option to Purchase Upon Death or Incapacity of Stockholder. In the event the Company does not exercise the Company Incapacity Purchase Option, then the remaining Stockholders shall, on a pro-rata basis, in accordance with their percentage ownership interest relative to all other interested Stockholders, have the next option to purchase all but not less than all of the shares of the Incapacitated Stockholder (the “Stockholder Incapacity Purchase Option”) by delivery of written notice (the “Stockholder Incapacity Purchase Notice”) to such Stockholder (or his or her estate) within thirty (30) days after the earlier of (i) the expiration of the Incapacity Determination Date, or (ii) receipt of written notice from the Company that it has waived the Company Incapacity Purchase Option and its intention to exercise the Company Incapacity Purchase Option. The Stockholder Incapacity Purchase Notice shall set forth the number of the Shares to be acquired from such Stockholder (or his or her estate). If a Stockholder so elects to exercise the Stockholder Incapacity Purchase Option, such Incapacitated Stockholder shall sell all of the Shares owned by such Stockholder, and the Incapacity Price shall be paid to such Stockholder (or his or her estate) as hereinafter provided.

(d)    Settling Estate. Subject to the provisions of this Section 1.4, if a Stockholder dies, his or her representative, or, if he or she is disabled or incapacitated, his or her committee, guardian or conservator, shall have all of the rights of a Stockholder solely for the purpose of settling or managing the estate and such power as the decedent or incompetent possessed to assign or Transfer all or any part of his, her or its Securities in accordance with the terms of this Agreement.

(e)    Purchase Price. The parties shall negotiate the purchase price for the Securities subject to the Company Incapacity Purchase Option and the Stockholder Incapacity Purchase Option (the “Incapacity Price”). If the parties are unable to mutually agree upon the Incapacity Price within 20 days, the Incapacity Price shall be determined by an independent appraisal. If, within 20 days no such agreement has been reached, the Company or purchasing Stockholder, as the case may be, shall select an appraiser and the Incapacitated Stockholder shall also select an appraiser. The selected appraisers shall, within 60 days of being retained, provide their opinions of the fair market value of the Company (“Appraised Values”). In their determinations of their Appraised Values, the appraisers shall determine the fair market value of each of the Securities subject to purchase hereunder. If the two Appraised Values are within 10% of each other, the Incapacity Price shall be the average of the two Appraised Values. If the two Appraised Values are not within 10% of each other, the two selected appraisers shall mutually agree upon a third appraiser. The third appraisers will determine his opinion of Appraised Value. The Incapacity Price shall then be determined by the average of the third Appraised Value with that of the first two Appraised Values closest to it.

(f)    Closing. The closing of any purchase transaction pursuant to this Section 1.4 shall take place (i) on the later to occur of: (A) the thirtieth (30th) day after the Incapacity Determination Date and (B) the date that the fair market value is determined, or (ii) such other date as determined by the Company but in no event later than one hundred eighty (180) days after the Company’s receipt of notice of the Incapacity (the “Incapacity Option Closing”). At the Incapacity Option Closing, the Company or any Stockholder purchasing, as applicable, shall pay the Incapacity Price to such Stockholder (or his or her estate) against delivery of a certificate, if any, evidencing the Securities being purchased by the Company, duly endorsed for Transfer.

1.5    Transfer Free and Clear. Upon the Transfer of any Securities by any Stockholder to the Company, another Stockholder or a Third Party Purchaser pursuant to the terms of this Article I, such Shares shall be transferred free and clear of any and all Liens.

1.6    Transferee Party to Agreement. Each permitted transferee of Securities hereunder shall execute and deliver concurrently with such transfer a counterpart signature page to this Agreement evidencing that it is bound by the terms and provisions hereof as if an original signatory hereto.

ARTICLE II

PRE-EMPTIVE RIGHTS
2.1    Pre-emptive Right. (a) The Company hereby grants to each Stockholder (each, a “Pre-emptive Stockholder”) the right to purchase its pro rata portion of any New Securities that the Company may from time to time propose to issue or sell to any party. “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided, however, that the term “New Securities” does not include (A) securities offered to the public pursuant to a registration statement or document; (B) securities issued as a result of any stock split, stock dividend or reclassification of the capital stock of the Company, distributable on a pro rata basis to all holders of the class of capital stock subject to such stock split, stock dividend or reclassification; (C) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (D) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to a stock option plan of the Company and the related underlying options; (E) shares of capital stock of the Company issuable upon exercise of any warrant outstanding as of the date hereof; or (F) New Securities issued as a purchase price in any acquisition or similar transaction, or New Securities issued for consideration other than cash.

(b)    The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Stockholders within five Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including: (1) the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent, (2) the proposed issuance date, which shall be at least 20 Business Days from the date of the Issuance Notice, and (3) the proposed purchase price per share.

(c)    Each Pre-emptive Stockholder shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned (on a fully diluted basis) by such Pre-emptive Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock (on a fully diluted basis) outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Stockholder’s election to purchase New Securities shall be binding and irrevocable.

(d)    No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Stockholder in writing of the number of New Securities that each Pre-emptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Stockholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (an “Exercising Stockholder”) shall have a right such that if any other Pre-emptive Stockholder fails to exercise its right under this Section 2.1 to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Stockholder”), such Exercising Stockholder may purchase all or any portion of such Non-Exercising Stockholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company setting forth the number of Over-allotment New Securities that such Exercising Stockholder is willing to purchase within five Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”). Such Exercising Stockholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Stockholder elects to exercise its right of over-allotment, each Exercising Stockholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the Over-allotment New Securities are over-subscribed, each Exercising Stockholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Stockholders.

(e)    The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 2.1(c) and Section 2.1(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any government approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 2.1.

(f)    Upon the consummation of the issuance of any New Securities in accordance with this Section 2.1, the Company shall deliver to each Exercising Stockholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Stockholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

ARTICLE III

LEGEND

3.1    Legends on Certificates. (a) The Stockholders each agree that each certificate representing the Shares now or hereafter acquired by a Stockholder shall be imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY.  A COPY OF SUCH STOCKHOLDERS AGREEMENT MAY BE REVIEWED BY THE RECORD HOLDER OF THIS CERTIFICATE AT THE OFFICES OF THE COMPANY DURING REGULAR BUSINESS HOURS UPON REASONABLE PRIOR WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
(b)    The Stockholders each agree that each certificate representing the Shares now or hereafter acquired by a Stockholder shall be imprinted with the additional legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY BE FURTHER RESTRICTED PURSUANT TO APPLICABLE STATE SECURITIES LAWS.”
3.2    Removal of Legend. The Company shall be obligated to reissue promptly certificates (a) without the legend in Section 2.1(b) at the request of a Stockholder if the Stockholder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) acceptable to the Company to the effect that the Shares proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend, and (b) without the legend in Section 2.1(a) at the request of a Stockholder if any shares evidenced thereby cease to be Shares in accordance with this Agreement.

ARTICLE IV

GOVERNANCE

4.1    Board of Directors.

(a)    For so long as this Agreement remains in effect, each Stockholder shall vote any and all Shares held by it from time to time, and shall use its reasonable efforts, to the extent permitted by law, to cause the several members of the Company’s board of directors (the “Board of Directors”) to vote, so as to elect members of the Board of Directors, to maintain the membership of the Board of Directors, and to cause the Company to act or abstain from acting, in accordance with all the provisions of this Agreement.

(b)    The operations of the Company will be controlled by the Board of Directors, which will consist of the number of members up to five (5) but no fewer than three (3) as determined by the Board of Directors from time to time.

(c)    The Stockholders agree that each of Medici and Byrne shall be entitled to designate a director as a member of the Board of Directors, respectively (the “Designated Directors”) and each Stockholder shall vote its shares of capital stock in favor of the designees of Medici and Byrne. All other directors, not including the Designated Directors, shall be designated by Stockholders holding a majority of the Common Stock held by all Stockholders. As of the date hereof, (i) Medici designates Rob Hughes as a member of the Board of Directors, (ii) Byrne designates himself as a member of the Board of Directors; and (iii) Medici and Byrne, representing all stockholders, designate Ali El Husseini as the third member of the Board of Directors.

(d)    In addition to any vote or approval required or permitted by law, no removal of the Designated Directors shall be permitted without the prior written consent of the Stockholders who designated such Designated Director. Any member of the Board of Directors may resign at any time by giving written notice to the Company. The resignation of a director of the Company shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make such resignation effective. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal, or if for any other reason there shall exist or occur any vacancy on the Board of Directors, the Stockholder that originally designated the individual who previously filled such vacancy on the Board of Directors shall designate an individual to fill such vacancy and serve as director; provided, however, that such other individual so designated may not previously have been a director of the Company who was removed for cause.

(e)    Except as may be required by law or as set forth in the Bylaws, all actions taken by the Board of Directors shall require the majority vote of the Board of Directors.

4.2    Sale of Company. The Company shall not, and no Stockholder shall, take any actions to (i) sell the Company, (ii) sell all or substantially all of the Company’s assets, or (iii) merge or consolidate the Company with or into another Person (or engage in any transaction having substantially the same effect) without the written consent of the Stockholders owning no less than 75% of the shares of Common Stock (on a fully diluted basis).

ARTICLE V

GENERAL

5.1    After‑Acquired Shares. All of the provisions of this Agreement shall apply to all of the shares of stock of the Company now owned or which may be issued to or acquired by a Stockholder in consequence of any additional issuance (including without limitation, by exercise of an option or warrant), purchase, exchange, conversion or reclassification of stock, corporate reorganization, or another form of recapitalization, consolidation, mergers, stock split or stock dividend, or which are acquired by a Stockholder in any other manner.

5.2    Further Assurances. From time to time, from and after the execution of this Agreement, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates and other documents, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

5.3    Termination. This Agreement shall terminate upon the written agreement of all the Stockholders.

5.4    Entire Agreement; Waivers. This Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. In the event of a conflict between the provisions of the Bylaws of the Company and this Agreement, the provisions of this Agreement shall control.

5.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument. Any signature delivered by .pdf or by facsimile shall have the legal effect of the original thereof.

5.6    Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over or against any party to this Agreement.

5.7    Notices. All notices and other communications provided for hereunder shall be in writing and deemed delivered (i) upon receipt if by hand, overnight courier or telecopy (provided a copy is mailed by certified mail, return receipt requested, postage prepaid) and (ii) three days after mailing by certified mail, return receipt requested, postage prepaid, to the Company at its principal place of business, and to a Stockholder at its address set forth in the books and records of the Company, or as to any Stockholder at such other address as shall be designated by such Person in a written notice to each other Person complying as to delivery with the terms of this Section.

5.8    Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

5.9    Remedies. It is expressly understood that the equitable remedies of specific performance and injunction shall be available for the enforcement of the covenants and agreements herein, and that the availability of these equitable remedies shall not be deemed to limit any other right or remedy to which any party to this Agreement would otherwise be entitled.

5.10    Non‑Assignability; Binding Effect. Except as otherwise provided in Article I, neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.11    Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

5.12    Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

5.13    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

5.14    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MEDICI VENTURES, INC. By: /s/ Jonathan E. Johnson III Name: Jonathan E. Johnson III Title: President

By: /s/ Patrick M. Byrne

MEDICI LAND GOVERNANCE, INC. By: /s/ Ali El Husseini Name: Ali El Husseini Title: CEO